Exhibit 99.1

LEXICON PHARMACEUTICALS PROVIDES CLINICAL PIPELINE UPDATE
AND REPORTS 2015 FIRST QUARTER FINANCIAL RESULTS

Conference Call and Webcast at 5:00 p.m. Eastern Time

The Woodlands, Texas, April 29, 2015 - Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), a biopharmaceutical company focused on developing breakthrough treatments for human disease, today updated its drug development progress and reported financial results for the three months ended March 31, 2015.

“We anticipate 2015 being a pivotal year for Lexicon and our two lead drug candidates, telotristat etiprate and sotagliflozin,” said Lonnel Coats, Lexicon’s president and chief executive officer. “During this quarter, we made significant progress in the development of both programs by completing enrollment in our pivotal Phase 3 trial of telotristat etiprate and initiating screening in our first pivotal Phase 3 trial of sotagliflozin.”

Progress in Clinical Pipeline

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Telotristat etiprate (LX1032): Lexicon completed enrollment in TELESTAR, its pivotal Phase 3 clinical trial of telotristat etiprate for patients with carcinoid syndrome. The company expects to announce top-line data from the TELESTAR trial in the third quarter of 2015. Telotristat etiprate is an inhibitor of tryptophan hydroxylase (TPH) that reduces peripheral serotonin production without affecting brain serotonin levels. The company will complete enrollment on April 30, 2015 in TELECAST, its companion study which is being conducted in order to obtain additional safety data.

•
Sotagliflozin (LX4211): Lexicon has commenced enrollment of patients in the first of its two pivotal Phase 3 clinical trials of sotagliflozin for type 1 diabetes and is preparing to initiate screening in the second pivotal Phase 3 study. Sotagliflozin is a dual inhibitor of sodium-glucose transporters 1 and 2 (SGLT1 and SGLT2). In parallel with Phase 3 development, Lexicon is conducting a Phase 2 clinical trial of sotagliflozin in collaboration with JDRF focused on young adults with type 1 diabetes and high A1C, representative of a population of particularly high unmet need.

Expansion of Commercialization Collaboration

In March 2015, Lexicon expanded its October 2014 collaboration agreement with Ipsen Pharma SAS to include rights for Ipsen to commercialize telotristat etiprate in Canada. Under the expanded alliance, Lexicon retains sole rights to commercialize telotristat etiprate in the United States and Japan. Lexicon is eligible to receive up to $5 million in upfront and pre-commercialization milestones. Net sales in Canada will be aggregated with those in Europe and other territories licensed to Ipsen for purposes of the royalties and sales milestones to be paid to Lexicon under the agreement.

Financial Results

Revenues: Lexicon’s revenues for the three months ended March 31, 2015 increased to $1.8 million from $0.3 million for the corresponding period in 2014, primarily due to revenues recognized from the license and collaboration agreement with Ipsen.

Research and Development Expenses: Research and development expenses for the three months ended March 31, 2015 decreased 13 percent to $20.9 million from $24.0 million for the corresponding period in 2014, primarily due to reductions in personnel costs as a result of the restructuring in 2014, partially offset by increases in external clinical research and development costs.

Change in Fair Value of Symphony Icon Purchase Liability: In connection with the acquisition of Symphony Icon, Lexicon made an initial estimate of the fair value of the liability for the associated base and contingent payments. Changes in this liability, based on the development of the programs and the time until such payments are expected to be made, are recorded in Lexicon’s consolidated statements of operations. For the three months ended March 31, 2015, the fair value of the Symphony Icon purchase liability increased by $1.8 million as compared to an increase of $1.1 million in the corresponding period in 2014.

General and Administrative Expenses: General and administrative expenses for the three months ended March 31, 2015 was $5.7 million, consistent with the corresponding period in 2014.

Consolidated Net Loss: Net loss for the three months ended March 31, 2015 was $28.1 million, or $0.04 per share, compared to a net loss of $30.8 million, or $0.06 per share, in the corresponding period in 2014. For the three months ended March 31, 2015 and 2014, net loss included non-cash, stock-based compensation expense of $2.0 million and $2.3 million, respectively.

Cash and Investments: As of March 31, 2015, Lexicon had $315.1 million in cash and investments, as compared to $339.3 million as of December 31, 2014.

Lexicon Conference Call
Lexicon management will hold a conference call to discuss its clinical development progress and financial results at 5:00 p.m. Eastern Time on April 29, 2015. The dial-in number for the conference call is 888-645-5785 (within the US/Canada) or 970-300-1531 (international). The conference ID for all callers is 37172080. Investors can access a live webcast of the call at www.lexpharma.com. An archived version of the webcast will be available on the website through May 29, 2015.

About Lexicon
Lexicon is a biopharmaceutical company focused on developing breakthrough treatments for human disease. Lexicon has clinical-stage drug programs for diabetes, carcinoid syndrome, and other indications, all of which were discovered by Lexicon’s research team. Lexicon has used its proprietary gene knockout technology to identify more than 100 promising drug targets. For additional information about Lexicon and its programs, please visit www.lexpharma.com.

Safe Harbor Statement
This press release contains “forward-looking statements,” including statements relating to Lexicon’s clinical development of sotagliflozin (LX4211) and telotristat etiprate (LX1032), including characterizations of the results of and projected timing of clinical trials and the potential therapeutic and commercial potential of sotagliflozin and telotristat etiprate. In addition, this press release also contains forward-looking statements relating to Lexicon’s growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon’s ability to meet its capital requirements, successfully conduct clinical development of sotagliflozin and telotristat etiprate and preclinical and clinical development of its other potential drug candidates, obtain necessary regulatory approvals, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates, that may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

Lexicon Pharmaceuticals, Inc.
Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended March 31,
(In thousands, except per share data)	2015	2014
	(unaudited)
Revenues:
Collaborative agreements	$1,792	$172
Subscription and license fees	—	105
Total revenues	1,792	277
Operating expenses:
Research and development, including stock-based compensation of $1,104 and $1,458, respectively	20,865	23,953
Increase in fair value of Symphony Icon, Inc. purchase liability	1,753	1,142
General and administrative, including stock-based compensation of $849 and $792, respectively	5,701	5,654
Total operating expenses	28,319	30,749
Loss from operations	(26,527)	(30,472)
Interest expense	(1,702)	(457)
Interest and other income, net	153	94
Consolidated net loss	$(28,076)	$(30,835)

Consolidated net loss per common share, basic and diluted	$(0.04)	$(0.06)

Shares used in computing consolidated net loss per common share, basic and diluted	724,613	513,955

Consolidated Balance Sheet Data	As of March 31,	As of December 31,
(In thousands)	2015	2014
	(unaudited)
Cash and investments	$315,097	$339,339
Assets held for sale	23,849	23,849
Property and equipment, net	732	1,080
Goodwill	44,543	44,543
Other intangible assets	53,357	53,557
Total assets	444,682	471,376
Deferred revenue	14,019	14,297
Current and long-term debt	107,211	107,667
Other long-term liabilities	23,259	23,535
Accumulated deficit	(1,132,328)	(1,104,252)
Total stockholders’ equity	257,607	284,018

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Contact for Lexicon:

Chas Schultz
Senior Director, Finance and Communications
281/863-3421
cschultz@lexpharma.com